BROWN SHOE ANNOUNCES PARTICIPATION AT INVESTOR CONFERENCE, UPDATES SALES PERFORMANCE

Famous Footwear Comparable Same-Store Sales Increase 7.0% for the Nine-Weeks Ended January 2, 2010

ST. LOUIS, MISSOURI, January 11 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that the Company will be presenting at the 12th Annual ICR XChange Conference held at the St. Regis Monarch Beach Resort in Dana Point, California, on Thursday, January 14, at 9:55 a.m. Pacific Time.  Ron Fromm, Chairman and Chief Executive Officer, will host the presentation. The presentation, including the question and answer portion, will be webcast live at www.brownshoe.com/investor and can also be accessed from the conference website at http://investor.shareholder.com/icr/2010/.

In conjunction with the presentation, the Company plans to discuss certain sales information from the months of November and December.  For the nine weeks ended January 2, 2010, same-store sales at the Company’s Famous Footwear division increased 7.0 percent and same-store sales at its Specialty Retail division increased 4.9 percent, both exceeding expectations.

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, stated, “We are pleased with our strong holiday performance at retail.  Our increased same-store sales were driven by fresh product assortments, enhanced store and online shopping environments, and targeted marketing communications.  Sales at our Wholesale division are in-line with our expectations for the first nine weeks of the quarter, though a substantial portion of our orders are planned to ship in the last week of the quarter and, as always, will be dependent upon whether our retail partners take receipt in the last week in January or in the first quarter.”

About Brown Shoe Company, Inc.

Brown Shoe is a $2.2 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, Sam Edelman and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551